Exhibit 99.1

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net sales	$2,205	$2,282	$5,992	$6,021

Cost of products sold	1,788	1,868	4,902	4,936
Depreciation and amortization	40	49	128	142
Gross profit (1)	377	365	962	943

Selling and administrative expense	82	95	256	274
Provision for asbestos	15		15
Provision for restructuring	17	40	41	42
Asset sales and impairments	(11)	(1)	(18)	(2)
Loss from early extinguishments of debt	16	27	16	27
Interest expense	55	66	147	189
Interest income	(3)	(1)	(6)	(4)
Translation and foreign exchange adjustments	(2)	(5)	(4)	(1)
Income before income taxes	208	144	515	418
Provision for income taxes	47	3	143	71
Equity loss in affiliates				(4)
Net income	161	141	372	343
Net income attributable to noncontrolling interests	(35)	(33)	(93)	(90)
Net income attributable to Crown Holdings	$126	$108	$279	$253
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.79	$0.68	$1.74	$1.59
Diluted	$0.78	$0.67	$1.71	$1.56

Weighted average common shares outstanding:
Basic	159,181,133	159,208,879	160,280,362	158,876,444
Diluted	161,674,329	162,120,722	162,683,432	161,714,586
Actual common shares outstanding	159,087,919	160,605,953	159,087,919	160,605,953

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2010	2009
Assets
Current assets
Cash and cash equivalents	$415	$438
Receivables, net (1)	1,274	1,054
Inventories	1,068	1,077
Prepaid expenses and other current assets	122	104
Total current assets	2,879	2,673

Goodwill	1,998	2,060
Property, plant and equipment, net	1,524	1,496
Other non-current assets	745	949
Total	$7,146	$7,178

Liabilities and equity
Current liabilities
Short-term debt (1)	$299	$52
Current maturities of long-term debt	156	25
Accounts payable and accrued liabilities	1,974	1,929
Total current liabilities	2,429	2,006

Long-term debt, excluding current maturities	2,774	3,148
Other non-current liabilities	1,476	1,497

Noncontrolling interests	328	394
Crown Holdings shareholders' equity	139	133
Total equity	467	527
Total	$7,146	$7,178

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2010	2009

Cash flows from operating activities
Net income	$372	$343
Depreciation and amortization	128	142
Provision for restructuring	41	42
Asset sales and impairments	(18)	(2)
Loss from early extinguishments of debt	16	27
Pension expense	83	94
Pension contributions	(43)	(42)
Stock-based compensation	17	14
Working capital (1)	(636)	(440)
Deferred taxes and other	79	2
Net cash provided by operating activities (A)	39	180

Cash flows from investing activities
Capital expenditures	(187)	(108)
Proceeds from sale of assets	20	2
Other	3	(4)
Net cash used for investing activities	(164)	(110)

Cash flows from financing activities
Net change in debt (1)	452	(171)
Purchase of noncontrolling interests	(168)
Common stock repurchased	(105)	(4)
Dividends paid to noncontrolling interests	(77)	(53)
Other, net	(16)	(8)
Net cash provided by/(used for) financing activities	86	(236)

Effect of exchange rate changes on cash and cash equivalents	(5)	8

Net change in cash and cash equivalents	(44)	(158)

Cash and cash equivalents at January 1	459	596

Cash and cash equivalents at September 30	$415	$438